UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 2)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2015

BISON PETROLEUM, CORP.

(Exact name of Company as specified in its charter)

Nevada	000-54574	42-1771342
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)

23/F Tower B, Caizhi International Mansion

No.18, East Zhongguancun Road, Haidian District, Beijing, China

(Address of principal executive offices)

86 10 6250 6999

(Registrant's telephone number, including area code)

2825 E. Cottonwood Park, Suite 544

Salt Lake City, Utah 84121

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This amendment is being filed to furnish financial information for the quarter ended March 31, 2015 of the acquired business, Yinhang Internet Technologies Development, Inc. (“Yinhang”) and its affiliated entities, Beijing Huashangie Electronic Business Service Co., Ltd., Beijing UKT Investment Management Co., Ltd. and Beijing Qianxian Media Advertising Co., Ltd. and Management’s Discussion and Analysis of that financial information.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

On May 13, 2015, we entered into and closed a share exchange agreement, or the Share Exchange Agreement, with Yinhang Internet Technologies Development, Inc., a Nevada corporation (“Yinhang”) and the stockholders of Yinhang (the “Yinhang Stockholders”), pursuant to which we acquired 100% of the issued and outstanding capital stock of Yinhang in exchange for a total of 758,116,662 shares of our common stock (the “Share Exchange” or the “Yinhang Acquisition”).  The foregoing description of the terms of the Share Exchange Agreement is qualified in its entirety by reference to the provisions of the Share Exchange Agreement filed as Exhibit 2.1 to this report, which are incorporated herein by reference. After giving effect to the Share Exchange, we had outstanding 800,000,000 shares of common stock, representing all of our authorized shares of common stock.

As a result of the Share Exchange, Yinhang became our wholly-owned subsidiary, and we now own all of the outstanding capital stock of Yinhang HK, which in turn owns all of the outstanding capital stock of Huashang, a Chinese limited company.  On June 24, 2015, we filed a certificate of merger with the Office of the Secretary of State of Nevada merging our wholly-owned subsidiary, Yinhang, a holding company without any operations of its own, with and into our company, in a short-form merger pursuant to Section 92.180 of the Nevada Revised Statutes, which under Nevada law does not require stockholder approval.

Yinhang HK was established in Hong Kong on June 4, 2014 to serve as an intermediate holding company.  Huashang was established in the PRC on August 8, 2014, and on August 5, 2014three months ended March 31, 2015 the local government of the PRC issued a certificate of approval regarding the foreign ownership of Huashang by Yinhang HK.

Prior to February 5, 2015, none of Yinhang, Yinhang HK or Huashang,Yinhang’s indirect wholly-owned subsidiary and a wholly-foreign owned enterprise under PRC law,  had any operations.

On February 5, 2015, Huashang entered into the VIE Agreements with each of Beijing Huashangjie Electronic Business Service Co., Ltd. (“Huashangjie” or “HSJ”),  Beijing UKT Investment Management Co., Ltd. (“UKT”), and Beijing Qianxian Media Advertising Co., Ltd. (“Qianxian Media”), and their respective shareholders, pursuant to which Huashang effectively controls the operations of Huashangjie, UKT and Qianxian Media and is entitled to receive the pre-tax profits of each of Huashangjie, UKT and Qianxian Media.

Huashangjie operates an Internet information service which provides a classified information platform to end user merchants who advertise their products or services on its website. Huashangjie’s platform provides merchants with an affordable and effective marketing channel to reach a broad and targeted local consumer base. Through “3ghuashang.com” and “HS.cn” website and mobile applications, the platform contains a vast amount of credible and up-to-date local information in approximately 34 provinces, including about 8,000 counties, across diverse content categories, including housing, jobs, used goods, automotive, pets, tickets, yellow pages and other local services. Huashangjie was incorporated on December 22, 2009 in Beijing, China.

UKT operates a virtual on-line web mall (www.hs.cn/ukt), which enables merchants and manufacturers to sell their products to on-line customers through an on-line store, and provides hardware and software assistance to these merchants. UKT’s online store features green, organic merchandise and through direct cooperation with the manufacturers many featured products sold in the UKT mall carry trademarks of UKT. These products also are sold under UKT marks in “UKT” retail stores operated by local merchants. UKT charges the local store operator a trademark usage fee. UKT was incorporated on September 1, 2011 in Beijing, China.

Qianxian Media distributes a Chinese language agricultural magazine, free of charge, through distribution services provided by unaffiliated third parties and sells advertising space in the magazine and on the website “qianxianhuinong.com.” Through the magazine and its website, Qianxian Media provides information and news regarding urban and rural areas such as agriculture polices and agriculture related videos to attract advertising revenue.  Qianxian Media was incorporated on December 19, 2006 in Beijing, China.

Prior to the Yinhang Acquisition, Yong Xu, our Chairman, Yahong Zhao, our Chief Executive Officer, and Yinghua Zhang owned approximately (i) 53.74%, 14.72% and 5.15%, respectively, or a total of 73.61%, of the outstanding shares of Yinhang, (ii) 73%, 20% and 7%, respectively, or a total of 100%, of the equity interests in each of Huashangjie, UKT and Qianxian Media, and (iii) 43.72%, 11.98% and 4.20%, respectively, or a total of 59.89%, of Bison’s outstanding shares.

For accounting purposes, the acquisition has been accounted for as a reverse acquisition and has been treated as a recapitalization of Bison effected by a share exchange, with Yinhang as the accounting acquirer.  Since none of Yinhang, Yinhang HK or Huashang had operations prior to February 5, 2015, the combined historical financial statements of Huashangjie, UKT and Qianxian Media, Yinhang’s affiliated entities, which it controls through the VIE Agreements, are now the historical financial statements of the registrant, Bison, and have been included in Item 9.01(a) of this report. The assets and liabilities of Huashangjie, UKT and Qianxian Media have been brought forward at their book value and no goodwill has been recognized.

The chart below presents our corporate structure:

Bison Petroleum, Corp. (a Nevada corporation)

100%

Yinhang (Hong Kong) Internet Technologies Development Limited (HK) (“Yinhang HK”)

100%

Huashang Wujie (Beijing) Internet Technology Co., Ltd. (PRC) (“Huashang” or “WFOE”)

VIE Contractual Arrangements

Beijing Huashangjie Electronic Business Service Co., Ltd. (PRC) (“Huashangjie”)	Beijing UKT Investment Management Co., Ltd. (PRC) (“UKT”)	Beijing Qianxian Media Advertising Co., Ltd. (PRC) (“Qianxian Media”)

Results of Operations

Comparison of three months ended March 31, 2015 and 2014

The following table sets forth the results of our operations for the periods indicated as a percentage of net revenue, certain columns may not add due to rounding:

	2015		2014
	$	% of Revenue	$	% of Revenue
Products	$4,279	0.3%	$138,105	10%
Services	1,434,649	99.7%	1,192,364	90%
Net revenue	1,438,928	100%	1,330,469	100%

Products	2,885	67%	50,727	37%
Services	638,380	45%	591,967	50%
Cost of revenue	641,265	45%	642,694	48%
Gross profit	797,663	55%	687,775	52%
Operating expenses	1,569,604	109%	1,598,300	120%
Loss from operations	(771,941)	(54)%	(910,525)	(68)%
Non-operating income, net	106,336	7%	5,321	0.4%
Income tax expense (benefit)	189,304	13%	(699,999)	(53)%
Net Loss	$(854,908)	(59)%	$(205,205)	(15)%

Segment Information

HSJ

The following table sets forth the results of our operations for HSJ’s Internet platform services for the periods indicated as a percentage of net revenue, certain columns may not add due to rounding:

	Three Months ended March 31, 2015		2014
	$	% of Revenue	$	% of Revenue
Revenue	$1,337,506		$1,169,002
Cost of revenue	590,139	44%	549,747	47%
Gross profit	747,367	56%	619,255	53%
Operating expenses	1,046,891	78%	1,427,942	122%
Loss from operations	(299,524)	(22)%	(808,687)	(69)%
Non-operating income (expense), net	104,295	8%	4,742	0.4%
Income tax expense (benefit)	179,567	13%	(709,768)	(61)%
Net Loss	$(374,796)	(28)%	$(94,177)	(8)%

UKT

The following table sets forth the results of UKT on-line and physical stores, and trademark using fee income for the periods indicated as a percentage of net revenue, certain columns may not add due to rounding:

	Three Months ended March 31, 2015		2014
	$	% of Revenue	$	% of Revenue
Revenue	$13,703		$67,634
Cost of revenue	2,905	21%	44,524	66%
Gross profit	10,798	79%	23,110	34%
Operating expenses	103,719	757%	36,360	54%
Loss from operations	(92,921)	(678)%	(13,250)	(20)%
Non-operating income, net	2,261	16%	136	0.2%
Income tax expense	-	0%	-	%
Net Loss	$(90,660)	(662)%	$(13,114)	(19)%

Qianxian Media

The following table sets forth the results of advertising income from Qianxian Media website and magazine for the periods indicated as a percentage of net revenue, certain columns may not add due to rounding:

	Three Months ended March 31, 2015		2014
	$	% of Revenue	$	% of Revenue
Revenue	$87,719		$93,833
Cost of revenue	48,221	55%	48,423	52%
Gross profit	39,498	45%	45,410	48%
Operating expenses	45,577	52%	133,998	143%
Loss from operations	(6,079)	(7)%	(88,588)	(94)%
Non-operating income (expense), net	(248)	(0.3)%	443	(0.5)%
Income tax expense	9,737	11%	9,769	10.4%
Net Loss	$(16,064)	(18)%	$(97,914)	(104)%

Revenue

Net revenue in the three months ended March 31, 2015, was $1.44 million, consisting of $1.34 million for internet platform services, $0.01 million for net revenue from UKT on-line and physical stores and trademark user fee income of UKT, and $0.09 million for advertising income from Qianxian Media website and magazine, while net revenue in 2014, was $1.33 million, consisting of $1.17 million for internet platform services, $0.07 million for net revenue from UKT on-line and physical stores and trademark user fee income of UKT, and $0.09 million for advertising income from Qianxian Media website and magazine, an overall increase of $0.11 million or 8%. The increase in total revenue was due primarily to the increase in sales of platform using right as a result of improved and efficient marketing strategy and strengthening the sales agents force by providing attractive rebate and commission in the three months ended March 31, 2015, compared to the same period of 2014. We provide rebates in the form of cash or points credit to sales agents, which are our customers, ranging from 20% - 30% of the platform-usage fee. In addition, we pay referral fees to our customers if they refer new sales agents to purchase our platform services, we also reward our sales agent customers if their end users post valuable and qualified information to our platform because these useful information enhanced the quality and prestige of our platform and website.  Such rebates, referral fees and rewards are treated similar to sales commissions.

Cost of Revenue

Cost of revenue (“COR”) was $0.64 million in the three months ended March 31, 2015, compared to $0.64 million in the same period of 2014, COR mainly consisted of the cost of purchasing the inventory, commission paid to sales agents and amortization of the web hosting platform cost.  Write-down of inventory to lower of cost or market is also recorded in COR.  The COR as a percentage of revenue was 45% in the three months ended March 31, 2015, compared with 48% for 2014, due to continuously sale of certain items with lower cost as a percentage to the revenue in the three months ended March 31, 2015, these items include POS machine, health monitoring wristwatch, and Qiangbao Card, which is a prepaid gift card and is sold at 60% of the par value, can be used to make purchases at our on-line stores.

Gross Profit

Gross profit was $0.80 million in the three months ended March 31, 2015, compared to $0.69 million in 2014. Blended gross margin ratio was 55% and 52% for the three months ended March 31, 2015 and 2014 respectively. Gross margin ratio for HSJ was 56% and 53% for the three months ended March 31, 2015 and 2014, respectively; gross margin for UKT was 79% and 34% for the three months ended March 31, 2015 and 2014, respectively; gross margin for Qianxian Media was 45% and 48% for the three months ended March 31, 2015 and 2014, respectively.  The increase in gross margin ratio for HSJ was mainly due to increased sales of certain products with high profit margin as explained above; the increase in gross margin ratio for UKT was mainly due to increased service fees for hardware and software assistance which had lower cost, the decrease in gross margin ratio for Qianxian Media was due to decreased advertising income in the three months ended March 31, 2015.

Operating Expenses

Operating expenses were $1.57 million for the three months ended March 31, 2015, compared to $1.60 million for 2014, a decrease of $0.03 million or 2%. The decrease was mainly due to decreased operating expenses by $0.38 million of HSJ for the three months ended March 31, 2015, which mainly consisting of decreased payroll expense by $0.08 million, decreased travelling and conference expenses by $0.14 million, and decreased office expenses by $0.16 million; but partially offset by increased R&D and business training and consulting expenses of HSWJ.

Non-Operating Income, net

Net non-operating income was $0.11 for the three months ended March 31, 2015, compared to $5,321 for 2014, an increase of $101,015 or 1898%. The increase in net non-operating income was mainly due to increased net non-operating income of $104,295 of HSJ for the three months ended March 31, 2015, HSJ had $110,973 income from government supporting fund in the three months ended March 31, 2015, compared to the net non-operating income of $4,742 of HSJ for the same period of 2014.

Income Tax Benefit

We had income tax expense of $189,304 for the three months ended March 31, 2015, compared to income tax benefit of $699,999 for the same period of 2014, respectively. The effective income tax rate on taxable loss for the three months ended March 31, 2015, was (28.44) % compared to 77.33% for the three months ended March 31, 2014, the increase in income tax expense was mainly due to change in valuation allowance for NOL.

Net Loss

Our net loss for the three months ended March 31, 2015, was $0.85 million compared to net loss of $0.21 million for the same period of 2014, an increase of $0.64 million or 317%. Net loss as a percentage of revenue was 59% in the three months ended March 31, 2015, and net loss as a percentage of revenue was 15% in the same period of 2014. This increase in net loss was attributable to increased income tax expense of 0.19 million for the three months ended March 31, 2015, compared to income tax benefit of $0.70 million for the same period of 2014.

Liquidity and Capital Resources

As of March 31, 2015, cash and equivalents were $505,981, compared to $1,089,755 as of March 31, 2014. At March 31, 2015, we had a working capital deficit of $3.03 million, an increase of $1.59 million from the deficit at December 31, 2014 of $1.44 million.

The following is a summary of cash provided by or used in each of the indicated types of activities during the three months ended March 31, 2015 and 2014, respectively.

	Three Months ended March 31, 2015	2014
Net cash provided by (used in) operating activities	$(901,757)	$557,234
Net cash used in investing activities	$(3,515)	$(153,656)
Net cash provided by financing activities	$325,213	$1,435,778

Net cash provided by (used in) operating activities

Cash has historically been used in operations. Net cash used in operating activities was $0.90 million for the three months ended March 31, 2015, compared to net cash provided by operating activities of $0.56 million in the same period of 2014. The increase of cash outflow from operating activities for the three months ended March 31, 2015 was principally attributed to increased prepaid expense by $0.22 million, deferred revenue by $7.01 million, and increased payment for account payable by $0.06 million, as well as increased net loss, despite we had increased cash inflow from other receivables by $2.03 million and prepaid commission by $2.33 million.

Net cash used in investing activities

Net cash used in investing activities was $3,515 for the three months ended March 31, 2015, compared to cash used in investing activities of $0.15 million for the same period of 2014. We only paid $3,515 for acquisition of intangible assets in the three months ended March 31, 2015, compared to $75,853 for acquisition of equipment and $77,803for acquisition of intangible assets in the three months ended March 31, 2014.

Net cash provided by financing activities

Net cash provided by financing activities was $0.33 million for the three months ended March 31, 2015, compared to $1.44 million net cash provided in financing activities in 2014, respectively. The net cash provided by financing activities in three months ended March 31, 2015 was due to advances from related parties of $0.33 million, while in the same period of 2014, we had advance from related parties of $1.12 million and capital contribution of $78,457, partially offset with payment for dividend of $65,436.

Contractual Obligations

We have no long-term fixed contractual obligations or commitments.

Off-Balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our combined financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an uncombined entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any uncombined entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Critical Accounting Policies and Estimates

Our management's discussion and analysis of our financial condition and results of operations is based on our combined financial statements, which were prepared in accordance with US GAAP. While our significant accounting policies are more fully described in Note 2 to our combined financial statements, we believe the following accounting policies are the most critical to aid you in fully understanding and evaluating this management discussion and analysis.

Basis of Presentation

Our financial statements are prepared in accordance with US GAAP and the requirements of Regulation S-X promulgated by the Securities and Exchange Commission (“SEC”).

Going Concern

We incurred a net loss of $0.85 million for three months ended March 31, 2015. We also had a working capital deficit of $3.03 million as of, March 31, 2015. These conditions raise a substantial doubt as to whether we can continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Companies plans to develop retail store sales by opening additional stores, leading and connecting on-line customers to the actual retail stores, and also integrating the on-line and retail store customers.

Use of Estimates

In preparing financial statements in conformity with US GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Significant estimates, required by management, include the recoverability of long-lived assets, allowance for doubtful accounts, and the reserve for obsolete and slow-moving inventories. Actual results could differ from those estimates.

Revenue Recognition

The Companies’ revenue recognition policies are in compliance with FASB ASC Topic 605, “Revenue Recognition”.  Revenues are recognized when a formal arrangement exists, which is generally represented by a contract between the Companies and the buyer; the price is fixed or determinable; title has passed to the buyer, which generally is at the time of delivery of the products or services; no other significant obligations of the Companies exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are recorded as unearned revenue.

The Company grants perpetual access to platform usage to certain customers. Revenue and commission costs relating to such licenses are recorded over a 5-year estimated turnover period based on the Company's historical experience of customers’ activity.

Deferred Revenue and Prepaid Commission

HSJ provides platform-hosting services to end users which advertise their products on its website.  The end users are solicited through independent sales agents. The agents solicit end customers at their designated territories to advertise end customers’ products on HSJ’s website for a fee determined by the sales agents. The sales agents are HSJ’s customers and they pay a fee to HSJ.  However, the fees paid by the agents to HSJ are not determined by reference to the fees they receive from end users.  Some agents make periodic payments for the periods they use the HSJ’s platform service; some pay the entire fees at once, at the outset of the relationship; and others pay the entire fee over five years.  These fees are HSJ’s main revenue source. Fee received is recorded as deferred revenue and amortized over a period of five years.

Certain agents get the right to use the platform for an agreed upon period and pay in installments over five years, even though their use right might be greater than five years. Lump sum payers and some payers which pay over five years are given the right to use the system in perpetuity assuming all amounts are paid.  HSJ provides rebates in the form of cash or points credit to sales agents ranging from 20% - 30% of the platform-usage fee. Such rebates are treated similar to sales commissions. HSJ paid commissions when fees are received from agents are recorded as prepaid commission; such prepaid commission is expensed when the corresponding revenue is recognized.

Foreign Currency Translation and Comprehensive Income (Loss)

The functional currency is the Renminbi (“RMB”). For financial reporting purposes, RMB were translated into United States Dollars (“USD” or “$”) as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period.

Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders’ equity as “Accumulated other comprehensive income”. Gains and losses resulting from foreign currency transactions are included in income. There has been no significant fluctuation in the exchange rate for the conversion of RMB to USD after the balance sheet date.

The Companies uses FASB ASC Topic 220, “Comprehensive Income”.  Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders.

Segment Reporting

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting, codified in FASB ASC Topic 280.  The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance.  Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

The Company has three operating segments: 1) providing Internet platform services; 2) on-line and physical stores to sell featured products labeled with UKT trademark, and 3) providing advertising-supported website and magazine to publicize the information and news regarding urban and rural areas attract advertising source income. These operating segments were determined based on the nature of the products offered or services provided.  Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance.  The Company’s chief operating decision makers direct the allocation of resources to operating segments based on the profitability, cash flows, and other measurement factors of each respective segment.

New Accounting Pronouncements

The FASB issued ASU No. three months ended March 31, 2015-12, Compensation - Stock Compensation (ASC Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. This ASU requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. This update further clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. The adoption of this standard is not expected to have a material impact on the Companies’ combined financial position and results of operations.

The FASB issued ASU No. three months ended March 31, 2015-09, Revenue from Contracts with Customers. This ASU supersedes the revenue recognition requirements in Accounting Standards Codification 605 - Revenue Recognition and most industry-specific guidance throughout the Codification. The standard requires that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the companies expect to be entitled for those goods or services. This ASU is effective on January 1, 2017 and should be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the ASU recognized at the date of initial application. The adoption of this standard is not expected to have a material impact on the Companies’ combined financial position and results of operations.

In January three months ended March 31, 2015, FASB issued, Accounting Standards Update three months ended March 31, 2015-05, Service Concession Arrangements (Topic 853). The objective of this Update is to specify that an operating entity should not account for a service concession arrangement within the scope of this Update as a lease in accordance with Topic 840, Leases. Service concession arrangements may become more prevalent in the United States as public-sector entities seek alternative ways to provide public services on a more efficient and cost-effective basis. The amendments apply to an operating entity of a service concession arrangement entered into with a public-sector entity grantor when the arrangement meets certain conditions. The amendments in this Update should be applied on a modified retrospective basis to service concession arrangements that exist at the beginning of an entity’s fiscal year of adoption. The modified retrospective approach requires the cumulative effect of applying this Update to arrangements existing at the beginning of the period of adoption to be recognized as an adjustment to the opening retained earnings balance for the annual period of adoption. The amendments are effective for a public business entity for annual periods, and interim periods within those annual periods, beginning after December 15, three months ended March 31, 2015. The adoption of this ASU will not affect the Companies’ financial statements.

As of December 31, three months ended March 31, 2015, there is no recently issued accounting standards not yet adopted that would have a material effect on the Companies’ combined financial statements.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired

YINHANG INTERNET TECHNOLOGIES DEVELOPMENT, INC
CONSOLIDATED AND COMBINED BALANCE SHEETS
MARCH 31, 2015 (UNAUDITED) AND DECEMBER 31, 2014

ASSETS	2015	2014
CURRENT ASSETS:
Cash and equivalents	$ 505,981	$ 1,089,755
Prepaid expenses	29,805	9,534
Other receivables and deposits	937,379	1,438,417
Advances to suppliers	227,611	250,200
Inventories, net	788,342	708,436
Taxes receivable	216,598	203,109
Advances to related parties	59,238	263,117
Prepaid commissions - current	2,199,177	2,207,515
Deferred tax assets - current, net	718,913	724,039
Total current assets	5,683,043	6,894,122
NONCURRENT ASSETS:
Property and equipment, net	172,749	197,787
Intangible assets, net	241,068	265,368
Prepaid commissions - noncurrent	4,332,207	4,900,511
Prepaid expenses - noncurrent	228,069
Deferred tax assets - noncurrent, net	1,657,456	1,851,231
Total non current assets	6,631,549	7,214,897
TOTAL ASSETS	$ 12,314,592	$ 14,109,019
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable	$ 151,351	$ 152,184
Unearned revenue	849,961	819,188
Accrued liabilities and other payables	1,562,597	1,301,713
Advances from related parties	65,123	-
Commissions payable	899,688	857,390
Taxes payable	1,066	1,025
Deferred revenue - current	5,187,696	5,207,365
Total current liabilities	8,717,480	8,338,865
NONCURRENT LIABILITIES:
Deferred revenue - noncurrent	10,962,031	12,305,434
Other payable	1,000,000	1,000,000
Total noncurrent liabilities	11,962,031	13,305,434
Total Liabilities	20,679,511	21,644,299
CONTINGENCIES AND COMMITMENTS
STOCKHOLDERS' DEFICIT:
Paid in capital	1,048,873	1,048,873
Accumulated other comprehensive income (loss)	3,402	(21,867)
Accumulated deficit	(9,417,194)	(8,562,286)
Total stockholders' deficit	(8,364,919)	(7,535,280)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$ 12,314,592	$ 14,109,019

YINHANG INTERNET TECHNOLOGIES DEVELOPMENT, INC
CONSOLIDATED AND COMBINED BALANCE SHEETS
MARCH 31, 2015 (UNAUDITED) AND DECEMBER 31, 2014

ASSETS	2015	2014
CURRENT ASSETS:
Cash and equivalents	$ 505,981	$ 1,089,755
Prepaid expenses	29,805	9,534
Other receivables and deposits	937,379	1,438,417
Advances to suppliers	227,611	250,200
Inventories, net	788,342	708,436
Taxes receivable	216,598	203,109
Advances to related parties	59,238	263,117
Prepaid expenses	485,636	-
Prepaid commissions - current	2,199,177	2,207,515
Deferred tax assets - current, net	718,913	724,039
Total current assets	6,683,043	6,894,122
NONCURRENT ASSETS:
Property and equipment, net	172,749	197,787
Intangible assets, net	241,068	265,368
Prepaid commissions - noncurrent	4,332,207	4,900,511
Deferred tax assets - noncurrent, net	1,657,456	1,851,231
Total non current assets	6,403,480	7,214,897
TOTAL ASSETS	$ 12,572,159	$ 14,109,019

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable	$ 151,351	$ 152,184
Unearned revenue	849,961	819,188
Accrued liabilities and other payables	1,562,597	1,301,713
Advances from related parties	65,123	-
Commissions payable	899,688	857,390
Taxes payable	1,066	1,025
Deferred revenue - current	5,187,696	5,207,365
Total current liabilities	8,717,480	8,338,865
NONCURRENT LIABILITIES:
Deferred revenue - noncurrent	10,962,031	12,305,434
Other payable	1,000,000	1,000,000
Total noncurrent liabilities	11,962,031	13,305,434
Total Liabilities	20,679,511	21,644,299
CONTINGENCIES AND COMMITMENTS
STOCKHOLDERS' DEFICIT:
Paid in capital	1,048,873	1,048,873
Accumulated other comprehensive income (loss)	3,226	(21,867)
Accumulated deficit	(9,159,451)	(8,562,286)
Total stockholders' deficit	(8,107,352)	(7,535,280)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$ 12,572,159	$ 14,109,019

YINHANG INTERNET TECHNOLOGIES DEVELOPMENT, INC
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
THREE MONTHS ENDED MARCH 31, 2015 AND 2014 (UNAUDITED)

	2015	2014

Products	$ 4,279	$ 138,105
Services	1,434,649	1,192,364
Net revenues	1,438,928	1,330,469

Products	2,885	50,727
Services	638,380	591,967
Cost of revenues	641,265	642,694

Gross profit	797,663	687,775
	55%	60%
Operating expenses
Selling	89,883	37,424
General and administrative	1,479,721	1,560,876

Total operating expenses	1,569,604	1,598,300

Loss from operations	(771,941)	(910,525)

Non-operating income (expenses)
Other income	113,350	3,838
Other expenses	(6,581)	-
Financial income (expense)	(433)	1,483

Total non-operating income, net	106,336	5,321

Loss before income tax	(665,604)	(905,204)
Income tax expense (benefit)	189,304	(699,999)

Net loss	(854,908)	(205,205)
Foreign currency translation gain	25,093	52,601

Comprehensive loss	$ (829,639)	$ (152,604)

YINHANG INTERNET TECHNOLOGIES DEVELOPMENT, INC
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 2015 AND 2014 (UNAUDITED)

	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (854,908)	$ (205,205)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation and amortization	51,136	21,580
Changes in deferred tax	189,304	(980,248)
(Increase) decrease in assets:
Prepaid expenses	(248,546)	(29,713)
Other receivables and deposits	438,922	(1,659,580)
Advances to suppliers	21,848	(162,235)
Inventories	(82,638)	(208,686)
Prepaid expenses	(485,968)	-
Prepaid commissions	550,170	(1,783,271)
Increase (decrease) in liabilities:
Accounts payable	(260)	64,203
Unearned revenue	33,890	(117,769)
Accrued liabilities and other payables	265,790	269,885
Commission payable	45,568	410,423
Taxes payable	(14,221)	(777,043)
Deferred revenue	(1,297,811)	5,714,892
Net cash provided by (used in) operating activities	(901,757)	557,234

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property & equipment	-	(75,853)
Purchase of intangible asset	(3,515)	(77,803)
Net cash used in investing activities	(3,515)	(153,656)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution	-	78,457
Dividend payable	-	(65,436)
Advance from related parties	325,213	1,422,757
Net cash provided by financing activities	325,213	1,435,778

EFFECT OF EXCHANGE RATE CHANGE ON CASH & EQUIVALENTS	(3,716)	(18,313)

NET INCREASE (DECREASE) IN CASH & EQUIVALENTS	(583,774)	1,821,042
CASH & EQUIVALENTS, BEGINNING OF PERIOD	1,089,755	904,639
CASH & EQUIVALENTS, END OF PERIOD	$ 505,981	$ 2,725,681

Supplemental Cash flow data:
Income tax paid	$ -	$ -
Interest paid	$ -	$ -

YINHANG INTERNET TECHNOLOGIES DEVELOPMENT, INC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

MARCH 31, 2015 (UNAUDITED) AND DECEMBER 31, 2014

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Yinhang Internet Technologies Development, Inc. (“Yinhang US”), is a holding company incorporated in Nevada, USA on May 5, 2010.  Yinhang US  owns 100% of Yinhang (Hongkong) Internet Technologies Development Limited (“Yinhang HK”), a company incorporated and registered in Hong Kong on June 4, 2014 to serve as an intermediate holding company with registered capital of HKD 1,000 ($129).  On August 8, 2014, Yinhang HK incorporated HuashangWujie (Beijing) Internet Technology Co., Ltd (“HSWJ” or “WOFE”) with registered capital of $1.00 million, it is a wholly foreign-owned entity of Yinhang HK, formed under the laws of the PRC.

Beijing Huashangjie Electronic Business Service Co., Ltd. (“Huashangjie” or “HSJ”) was incorporated on December 22, 2009 in Beijing, China.  Huashangjie is engaged in internet information service of providing classified information platform to end merchant users who advertise their products or services on HSJ’s website.

Beijing UKT Investment Management Co., Ltd. (“UKT”) was incorporated on September 1, 2011 in Beijing, China. UKT provides both the physical and on-line stores to merchants and manufacturers for selling their featured products labeled with UKT trademark to online and offline customers, as well as providing hardware and software assistance to these merchants doing the business on-line.

Beijing Qianxian Media Advertising Co., Ltd. (“Qianxian Media”) was incorporated on December 19, 2006 in Beijing, China. Qianxian Media provides advertising-supported website and magazine to publicize the information and news regarding urban and rural areas such as agriculture polices and agriculture related videos to attract advertising source income.

As of March 31, 2015 and December 31, 2014, HSJ, UKT and Qianxian Media (“the Companies”) are under common control of three shareholders, with ownership of 73%, 20% and 7% in each entity, respectively.

VIE Agreement

On February 5, 2015, the Companies (HSJ, UKT and Qianxian Media) and their shareholders entered into a series of agreements including Management Entrustment Agreement (“MEA”), Exclusive Purchase Option Agreement, and Equity Pledge Agreement with HSWJ (or “WFOE”), and each of the shareholders of the Companies granted HSWJ an irrevocable power of attorney through the Power of Attorney Authorization Agreement to appoint HSWJ as its sole attorney-in-fact to exercise all of its rights as equity owner of the Companies. As a result of these agreements, HSWJ has the full right to control and administer the financial affairs and daily operations of the Companies in all the aspects and has the right to manage and control all assets of the Companies. The equity holders of the Companies as a group have no right to make any decision about the Companies’ activities without the consent of HSWJ.  In consideration for its services, HSWJ is entitled to receive on a quarterly basis, the management and consulting fees equal to all after-tax profits, if any, of that quarter.  If there are no net earnings after taxes, then no fee shall be paid.  If the Companies sustain losses, they will be carried over to the next quarterly period and deducted from the next quarter’s service fee (or net earnings). The Companies have the right to require that HSWJ to pay back the Companies for the amount of any net loss incurred by the Companies for any quarterly period given such losses have not been offset against a net profit.

The term of the MEA will continue for 30 years, or until February 4, 2045, and will be extended automatically for successive 10 year periods thereafter, except that the agreement will terminate (i) at the expiration of the initial 30-year term, or any 10-year renewal term, if WFOE notifies the Companies not less than 30 days prior to the applicable expiration date that it does not want to extend the term, (ii) upon prior written notice from WFOE, or (iii) upon the date WFOE acquires all of the assets, or at least 51% of the equity interests, of the Companies.

The shareholders of the Companies irrevocably granted HSWJ or its designated person an exclusive purchase option to acquire, at any time, all of the assets or outstanding shares of the Companies, to the extent permitted by PRC law.

The purchase price for the shareholders’ equity interests in the Companies is equal to the actual registered capital of the Companies, unless an appraisal is required by the laws of China. The term of each Exclusive Purchase Option Agreement is same as the term indicated in MEA.

Each shareholder of the Companies executed an irrevocable power of attorney to appoint HSWJ as its solely attorney-in-fact to exercise all of its rights as equity owner of the Companies, including but not limited to 1) attend the shareholders’ meetings of the Companies and/or sign the relevant resolutions; 2) exercise all the shareholder's rights and shareholder's voting rights that the shareholder is entitled to under the laws of the PRC and the Articles of Association of the Companies, including but not limited to the sale or transfer or pledge or disposition of the shares in part or in whole; 3) designate and appoint the legal representative, Chairman of the Board of Directors, Directors, Supervisors, the Chief Executive Officer, Financial Officer and other senior management members of the Companies; and 4) execute the relevant share purchases and other terms stipulated in the Exclusive Purchase Option and Share Pledge Agreements.

To ensure and guarantee the execution and performance of its obligation under of MEA, Exclusive Purchase Option Agreement and Power of Attorney Agreement by the Companies and each of their shareholders, each shareholder pledged to HSWJ for their full ownership interests in the Companies. If either the Companies or their equity owners are in breach of the Agreements, then HSWJ shall be entitled to require the equity owners of the Companies to transfer their equity interests in the Companies to it.

As a result of these agreements, HSWJ is considered the primary beneficiary of HSJ, UKT and Qianxian Media, and HSWJ can consolidate the results of operations of these companies, as HSWJ contractually controls the management of these Companies, and the Companies and their shareholders granted an irrevocable proxy to HSWJ or its designee, as defined by ASC Topic 810, “Consolidation of Variable Interest Entities”, an Interpretation of Accounting Research Bulletin No. 51, which requires certain VIEs to be consolidated by the primary beneficiary of the entity if that primary beneficiary of the entity is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns.

Subscription Agreement

On March 2, 2015, Yinhang US entered a subscription agreement with 3 investors, pursuant to which the investors for an aggregate of $1 million purchased such portion of the equity of Yinhang US as would, upon completion of a “reverse merger”, equal 25% of the outstanding shares of the public company.  Yinhang US received the proceeds of $1 million in December 2014, and was recorded as noncurrent other payable.

Change in Reporting Entity

As a result of variable interest agreement entered in to on February 15, 2015 described above, the accompanying consolidated and combined financial statements include the accounts of Yinhang US, Yinhang HK, WOFE, Huashangjie, UKT, and Qianxian Media. As previously reported, the financial statements as of and for the year ended December 31, 2014 did not include the accounts of Yinhang U.S, Yinhang HK and the WOFE. These entities did not have any material operations or assets other than the $1 million received by Yinhang HK for the issuance of shares upon the consummation of a reverse merger with a US Shell company as described above, and $52,255 from others for making the advance payment to suppliers.  All these entities are under common control.

Following is a reconciliation of previously reported amounts to these financial statements for the year ended and as of December 31, 2014:

	Previously reported	As reported	Difference
Total assets	$13,056,764	$14,109,019	$1,052,255
Total equity	(7,536,565)	(7,535,280)	1,285
Total revenue	6,948,530	6,948,530	-
Net loss	(1,721,706)	(1,721,811)	(105)
Foreign currency translation gain	14,987	16,377	1,390
Cash from financing activities	2,185,999	3,238,254	1,052,255

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying combined financial statements are prepared in conformity with U.S. Generally Accepted Accounting Principles (“US GAAP”). The functional currency of Huashangjie, UKT, and Qianxian Media is Chinese Renminbi (‘‘RMB’’). The accompanying financial statements are translated from RMB and presented in U.S. dollars (“USD”).

Principles of Consolidation and Combination

The accompanying consolidated and combined financial statements include the accounts of Yinhang US, Yinhang HK, WOFE, Huashangjie, UKT, and Qianxian Media, which are collectively referred to as the “Companies”. All significant intercompany accounts and transactions were eliminated in the combined financial statements. As a result of VIE agreements entered on February 5, 2015, and Yinhang US, Yinhang HK, WOFE and all the Chinese operating subsidiaries were the entities under common control, the consolidated and combined financial statements for Yinhang US, Yinhang HK, WOFE, Huashangjie, UKT and Qianxian Media were prepared for the periods that are presented for.

Going Concern

The Companies incurred net losses of $854,908 and $205,205 for the three months ended March31, 2015 and 2014 respectively. The Companies also had a shareholders' deficit of $8.36 million as of March 31, 2015. These conditions raise a substantial doubt about the Companies’ ability to continue as a going concern. The Companies plans to develop retail store sales by opening additional stores, leading and connecting on-line customers to the actual retail stores, and also integrating the on-line and retail store customers. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Use of Estimates

In preparing financial statements in conformity with US GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Significant estimates, required by management, include the recoverability of long-lived assets, allowance for doubtful accounts, and the reserve for obsolete and slow-moving inventories. Actual results could differ from those estimates.

Cash and Equivalents

For financial statement purposes, the Companies consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Inventory

Inventory mainly consists of point of sales machines, health monitoring wristwatches and tablets, etc. Inventory is valued at the lower of average cost or market, cost being determined on a moving weighted average method. Inventory cost includes labor and production overheads.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Major repairs and betterments that significantly extend original useful lives or improve productivity are capitalized and depreciated over the period benefited. Maintenance and repairs are expensed as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using shorter of useful life of the property or the unit of depletion method. For shorter-lived assets the straight-line method over estimated lives ranging from 3 to 7 years is used as follows:

Office Equipment	3-5 years
Furniture	7 years
Electronic Equipment	5 years

Impairment of Long-Lived Assets

Long-lived assets, which include property and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, but at least annually.

Recoverability of long-lived assets to be held and used is measured by comparing of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by it. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds its fair value (“FV”). FV is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. Based on its review, the Companies believe that, as of March 31, 2015 and December 31, 2014, there were no impairments of its long-lived assets.

Income Taxes

The Companies utilize FASB ASC Topic 740, “Income Taxes”, which requires recognition of deferred tax assets and liabilities for expected future tax consequences of events included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

When tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about their merits or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income. At March 31, 2015 and December 31, 2014, the Companies did not take any uncertain positions that would necessitate recording a tax related liability.

Revenue Recognition

The Companies’ revenue recognition policies are in compliance with FASB ASC Topic 605, “Revenue Recognition”.   Sales are recognized when a formal arrangement exists, which is generally represented by a contract between the Companies and the buyer; the price is fixed or determinable; title has passed to the buyer, which generally is at the time of delivery of the products or services; no other significant obligations of the Companies exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are recorded as unearned revenue.

The Company grants perpetual access to platform usage to certain customers. Revenue and commission costs relating to such licenses are recorded over a five-year estimated customer turnover period. This period is based on the Company's historical experience of customers’ activity.

Deferred Revenue and Prepaid Commission

HSJ provides platform-hosting services to end users which advertise their products on its website.  The end users are solicited through independent sales agents. The agents solicit end customers at their designated territories to advertise end customers’ products on HSJ’s website for a fee determined by the sales agents. The sales agents are HSJ’s customers and they pay a fee to HSJ.  However, the fees paid by the agents to HSJ are not determined by reference to the fees they receive from end users.  Some agents make periodic payments for the periods they use the HSJ’s platform service; some pay the entire fees at once, at the outset of the relationship; and others pay the entire fee over five years.  These fees are HSJ’s main revenue source. Fee received is recorded as deferred revenue and amortized over five years.

Certain agents get the right to use the platform for an agreed upon period and pay in installments over five years, even though their use right might be greater than five years. Lump sum payers and some payers which pay over five years are given the right to use the system in perpetuity assuming all amounts are paid.  HSJ provides rebates in the form of cash or points credit to sales agents ranging from 20% - 30% of the platform-usage fee. Such rebates are treated similar to sales commissions. HSJ paid commissions when fees are received from agents are recorded as prepaid commission; such prepaid commission is expensed when the corresponding revenue is recognized.

Cost of Revenue

Cost of revenue (“COR”) consists primarily of cost of purchasing inventory, commissions paid to sales agents and amortization of the web hosting platform cost.  Write-down of inventory to lower of cost or market is also recorded in COR.

Concentration of Credit Risk

The operations of the Companies are in the PRC.  Accordingly, the Companies’ business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, and by the general state of the PRC economy. The Companies have cash on hand and demand deposits in accounts maintained with state-owned banks within the PRC. Cash in state-owned banks is not covered by insurance. The Companies have not experienced any losses in such accounts and believe they are not exposed to any risks on their cash in these bank accounts.

Statement of Cash Flows

In accordance with ASC Topic 230, “Statement of Cash Flows,” cash flows from the Company’s operations are calculated based on the local currencies using the average translation rates. As a result, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the combined balance sheets.

Fair Value (“FV”) of Financial Instruments

Certain of the Companies’ financial instruments, including cash and equivalents, accrued liabilities and accounts payable, carrying amounts approximate their FV due to their short maturities.  FASB ASC Topic 825, “Financial Instruments,” requires disclosure of the FV of financial instruments held by the Companies. The carrying amounts reported in the balance sheets for current liabilities each qualify as financial instruments and are a reasonable estimate of their FV because of the short period of time between the origination of such instruments and their expected realization and the current market rate of interest.

Fair Value Measurements and Disclosures

ASC Topic 820, “Fair Value Measurements and Disclosures,” defines FV, and establishes a three-level valuation hierarchy for disclosures of FV measurement that enhances disclosure requirements for FV measures. The three levels are defined as follow:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
●

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the FV measurement.

As of March 31, 2015 and December 31, 2014, the Companies did not identify any assets and liabilities that are required to be presented on the balance sheet at FV.

Foreign Currency Translation and Comprehensive Income (Loss)

The functional currency of the Companies is RMB. For financial reporting purposes, RMB is translated into USD as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet dates. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period.

Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders’ equity as “Accumulated other comprehensive income”. Gains and losses resulting from foreign currency transactions are included in income. There was no significant fluctuation in the exchange rate for the conversion of RMB to USD after the balance sheet date.

The Companies use FASB ASC Topic 220, “Comprehensive Income”. Comprehensive income (loss) is comprised of net income (loss) and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. Comprehensive income (loss) for the three months ended March 31, 2015 and 2014 consisted of net loss and foreign currency translation adjustments.

Basic and Diluted Earnings per Share

The Companies are limited companies (“LC”) formed under the laws of the PRC. Like limited liability companies in the US, limited companies in the PRC do not issue shares to the owners. The owners however, are called shareholders. Ownership interest is determined in proportion to capital contributed.  Accordingly, earnings per share data is not presented.

Segment Reporting

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting, codified in FASB ASC Topic 280.  The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance.  Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

The Company has three operating segments: 1) providing Internet platform services; 2) on-line and physical stores to sell featured products labeled with UKT trademark, and 3) providing advertising-supported website and magazine to publicize the information and news regarding urban and rural areas such as agriculture polices and agriculture related videos to attract advertising source income. These operating segments were determined based on the nature of the products offered or services provided.  Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance.   The Company’s chief operating decision makers

direct the allocation of resources to operating segments based on the profitability, cash flows, and other measurement factors of each respective segment.

The Company evaluates performance based on several factors, of which the primary financial measure is business segment income before taxes. The following table shows the operations of the Company's reportable segments for three months ended 2015 and 2014, and as of March 31, 2015 and December 31, 2014, respectively.

	Three months ended March 31,
	2015	2014
Revenue:
Internet platform services	$1,337,506	$1,169,002
On-line and physical UKT stores	13,703	67,634
Advertising income from website and magazine	87,719	93,833
Consolidated and Combined	$1,438,928	$1,330,469
Operating income (loss):
Internet platform services	$(299,525)	$(808,687)
On-line and physical UKT stores	(92,920)	(13,250)
Advertising income from website and magazine	(6,080)	(88,588)
WOFE and holding company	(373,416)	-
Consolidated and Combined	$(771,941)	$(910,525)
Net income (loss):
Internet platform services	$(374,797)	$(94,178)
On-line and physical UKT stores	(90,660)	(13,113)
Advertising income from website and magazine	(16,064)	(97,914)
WOFE and holding company	(373,387)	-
Consolidated and Combined	$(854,908)	$(205,205)
Depreciation and amortization:
Internet platform services	$43,146	$19,580
On-line and physical UKT stores	7,456	1,084
Advertising income from website and magazine	534	916
Consolidated and Combined	$51,136	$21,580

Total assets:	As of March 31, 2015	As of December 31, 2014
Internet platform services	$11,931,265	$13,210,486
On-line and physical UKT stores	83,084	103,881
Advertising income from website and magazine	516,518	569,223
WOFE and holding company	2,675,341	3,052,255
Intercompany elimination	(2,891,616)	(2,826,826)
Consolidated and Combined	$12,314,592	$14,109,019

New Accounting Pronouncements

The FASB issued ASU No. 2014-12, Compensation - Stock Compensation (ASC Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be achieved after the Requisite Service Period. This ASU requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date FV of the award. This update further clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. The adoption of this standard is not expected to have a material impact on the Companies’ combined financial position and results of operations.

The FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. This ASU supersedes the revenue recognition requirements in Accounting Standards Codification 605 - Revenue Recognition and most industry-specific guidance throughout the Codification. The standard requires an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled for those goods or services. This ASU is effective on January 1, 2017 and should be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the ASU recognized at the date of initial application. The adoption of this standard is not expected to have a material impact on the Companies’ combined financial position and results of operations.

In January 2014, FASB issued, Accounting Standards Update 2014-05, Service Concession Arrangements (Topic 853). The objective of this Update is to specify that an operating entity should not account for a service concession arrangement within the scope of this Update as a lease in accordance with Topic 840, Leases. Service concession arrangements may become more prevalent in the United States as public-sector entities seek alternative ways to provide public services on a more efficient and cost-effective basis. The amendments apply to an operating entity of a service concession arrangement entered into with a public-sector entity grantor when the arrangement meets certain conditions. The amendments in this Update should be applied on a modified retrospective basis to service concession arrangements that exist at the beginning of an entity’s fiscal year of adoption. The modified retrospective approach requires the cumulative effect of applying this Update to arrangements existing at the beginning of the period of adoption to be recognized as an adjustment to the opening retained earnings balance for the annual period of adoption. The amendments are effective for a public business entity for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The adoption of this ASU will not affect the Companies’ financial statements.

As of March 31, 2015, there is no recently issued accounting standards not yet adopted that would have a material effect on the Companies’ combined financial statements.

3. OTHER RECEIVABLES AND DEPOSITS

Other receivables and deposits consisted of the following at March 31, 2015 and December 31, 2014, respectively:

	2015	2014
Advance to third party companies	$372	$373
Other receivables	681,064	1,141,852
Advance to employees	49,969	73,914
Deposit for purchases and rents	138,333	138,858
Other	67,641	83,420
Other receivables (net), prepayments and deposits	$937,379	$1,438,417

Other receivables represent payments to salesmen to perform new product Huishang E-station related marketing activities. The company spent $0.45 million from the amounts advanced for Huishang E-station related marketing activities during the three months ended March 31, 2015.  Huishang E station is a convenience service station to provide service to local residents for their daily life needs, such as making utility bill payments, buying tickets, asking for an urgent repair for home appliances and seeking the housekeeping services.

4. INVENTORY

Inventory consisted of the following at March 31, 2015 and December 31, 2014:

	2015	2014
Finished goods	$804,420	$724,576
Less: Inventory impairment allowance	(16,078)	(16,140)
Total	$788,342	$708,436

5. TAXES RECEIVABLE AND PAYABLES

Taxes receivable consisted of the following at March 31, 2015 and December 31, 2014:

	2015	2014
Income	$103,630	$104,023
Value-added	112,968	99,086
Taxes receivable	$216,598	$203,109

Taxes payable consisted of the following at March 31, 2015 and December 31, 2014:

	2015	2014
Income	$-	$-
Value-added	-	82
Other	1,066	943
Taxes payable	$1,066	$1,025

6. PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following at March 31, 2015 and December 31, 2014:

	2015	2014
Office equipment	$308,504	$309,674
Furniture	4,721	4,739
Electronic equipment	6,808	6,833
Total	320,033	321,246
Less: Accumulated depreciation	(147,284)	(123,459)
Net	$172,749	$197,787

Depreciation for the three months ended March 2015 and 2014 was $24,308 and $17,619, respectively.

7. ADVANCES TO / FROM RELATED PARTIES

Advances to related parties consisted of the following at March 31, 2015 and December 31, 2014:

	2015	2014
HuaxiaDecheng	$-	$204,282
Shareholders	59,238	58,835
Total	$59,238	$263,117

Advances to Related Party Company

At December 31, 2014, the Companies advanced $204,282 to HuaxiaDecheng (Beijing) investment funds Co., Ltd (HuaxiaDecheng), which is owned by the same two shareholders of the Companies. The advances were payable upon demand, and bore no interest.

Advances From Related Party Company

	2015	2014
HuaxiaDecheng	$65,123	$-

At March 31, 2015, the Companies had advanced of $ 65,123 from HuaxiaDecheng, The advances were payable on demand, and bore no interest.

8. INTANGIBLE ASSETS

Intangible assets consisted of the following at March 31, 2015 and December 31, 2014:

	2015	2014
Information platform	$179,064	$179,743
Website	8,719	8,752
Software systems	135,136	135,649
E business station development	31,614	28,207
Total	354,533	352,351
Less: Accumulated amortization	(113,465)	(86,983)
Net	$241,068	$265,368

Amortization of intangible assets for three months ended March 31, 2015 and 2014 was $26,828 and $3,961 respectively. Annual amortization for the next five years from April 1, 2015, is expected to be: $93,253; $85,169; $18,885; $10,082 and $10,082.

9. DEFERRED TAX ASSETS (LIABILITIES)

As of March 31, 2015 and December 31, 2014, deferred tax asset (liability) consisted of the following:

	2015	2014
Deferred tax asset - current
Accrued expense	$143,825	$144,371
Sales return allowance	24,265	24,357
Amortization of deferred revenue	747,130	749,962
Less: valuation allowance	(168,090)	(168,728)
Deferred tax asset – current, net	747,130	749,962

Deferred tax liability - current
Amortization of platform and website	(9,578)	(7,213)
Unearned revenue	-	-
Accrued commission	(18,639)	(18,710)
Deferred tax liabilities – current	(28,217)	(25,923)

Deferred tax asset, net of deferred tax liabilities - current	$718,913	$724,039

Deferred tax asset - noncurrent
Amortization of platform and website	$235,107	$246,430
Amortization of deferred revenue	1,657,456	1,851,231
NOL	195,562	196,302
Less: valuation allowance	(430,669)	(442,732)
Deferred tax asset – noncurrent, net	$1,657,456	$1,851,231

10. ACCRUED LIABILITIES AND OTHER PAYABLES

Accrued liabilities and other payables consisted of the following at March 31, 2015and December 31, 2014:

	2015	2014
Advance from third parties	$-	$-
Deposits	286,255	254,214
Employee social insurance and salary payable	949,863	709,321
Accrued sales return	52,004	114,121
Advance from employees	163,118	126,148
Other payables - current	111,357	97,909
Total	$1,562,597	$1,301,713

Other Payable – Noncurrent

On March 2, 2015, Yinhang US entered a subscription agreement with 3 investors, pursuant to which the investors for an aggregate of $1 million purchased such portion of the equity of Yinhang US as would, upon completion of a “reverse merger”, equal 25% of the outstanding shares of the public company.  Yinhang US received the proceeds of $1 million in December 2014, and was recorded as noncurrent other payable as of March 31, 2015 and December 31, 2014, respectively,.

11. INCOME TAXES

The Companies are governed by the Income Tax Laws of the PRC and various local tax laws. Effective January 1, 2008, China adopted a uniform tax rate of 25% for all enterprises (including foreign-invested enterprises). As of March 31, 2015, the Companies had net operating loss (“NOL”) carry forwards for income taxes of $0.78 million, which may be available to reduce future years’ taxable income as NOLs can be carried forward up to five (5) years from the year the loss is incurred. Our management believes the realization of benefits from these losses may be uncertain due to the Companies’ continuing operating losses. Accordingly, a 100% deferred tax asset valuation allowance was provided.

The following table reconciles the PRC statutory rates to the Companies’ effective tax rate for three months ended March 31, 2015 and 2014:

	2015	2014
US statutory rates (benefit)	(34.0)%	(34.0)%
Tax rate difference	9.0%	9.0%
Permanent difference	-%	2.2%
Change in valuation allowance for deferred tax	-%	(55.2)%
Utilization of NOL	-%	-%
Valuation allowance of NOL	53.4%	3.9%
Other	-%	(3.2)%
Tax expense (benefit) per financial statements	28.4%	(77.3)%

The provision for income taxes expense for the three months ended March 31, 2015 and 2014 consisted of the following:

	2015	2014
Income tax expense – current	$-	$280,249
Income tax expense (benefit) - deferred	189,304	(980,248)
Total income tax expense (benefit)	$189,304	$(699,999)

12. MAJOR CUSTOMER AND VENDORS

There were no customers that accounted for over 10% of the Companies’ total sales for the three months ended March 31, 2015. There were two customers that accounted for over 10% of the Companies’ total sales for the three months ended March 31, 2014.  Below is the table indicating the major customers which accounted for over 10% of the Companies’ total sales for 2014’s first quarter:

Customers	2015	2014
Customer A	-%	12%
Customer B	-%	11%

At March 31, 2015 and December 31, 2014, total receivables from these customers were $0.

There was one vendor that accounted for over 10% of the Companies’ total purchase for the three months ended March 31, 2015 and 2014, respectively. Below is the table indicating the major vendors which accounted for over 10% of the Companies’ total purchases for the three months ended March 31, 2015and 2014:

Suppliers	2015	2014
Supplier A	42%	-%
Supplier B	-%	77%

At March 31, 2015 and December 31, 2014, total payables to these vendors were $0.

13.  STATUTORY RESERVES

Pursuant to the PRC corporate law effective January 1, 2006, the Company is now only required to maintain one statutory reserve by appropriating from its after-tax profit before declaration or payment of dividends. The statutory reserve represents restricted retained earnings.

Surplus reserve fund

The Company is now required to transfer 10% of its net income, as determined under PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Common welfare fund

Common welfare fund is a voluntary fund that the Company can elect to transfer 5% to 10% of its net income, as determined under PRC accounting rules and regulations, to this fund.  The Companies did not make any contribution to this fund during the three months ended March 31, 2015and2014.

This fund can only be utilized on capital items for the collective benefit of the Companies’ employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation.

14. CONTINGENCIES AND COMMITMENTS

Lease Commitment

In March 2014, the Companies entered into a lease for office space which expires on April 19, 2016. Minimum future lease payments at March 31, 2015 are as follows:

2015	$328,800
2016	17,400
Total	346,200

Total rental expenses for the Companies were $82,263and $32,080 for the three monthsended March 31, 2015 and 2014, respectively.

Employment Agreements

HSJ, UKT and Qianxian Media, were private limited companies organized under the laws of the PRC, and in accordance with PRC regulations, the salary of their executives was determined by its shareholders.  In addition, each employee is required to enter into an employment agreement.  Accordingly, all the employees, including management, have executed an employment agreement with its employer operating affiliate.  Yong Xu’s employment agreement with Qianxian Media, pursuant to which he serves as Chairman, provides for an annual salary of RMB204,000 (approximately $33,000), and terminates on September 2, 2015. Ms. Zhou’s employment agreement with Qianxian Media, pursuant to which she serves as Chief Executive Officer, provides for an annual salary of RMB RMB204,000 (approximately $33,000), and terminates on September 2, 2015. Changqing Liu’s employment agreement with Qaianxian Media, pursuant to which he serves as Chief Financial Officer, provides for an annual salary of RMB 180,000 (approximately $29,000), and terminates on June 13, 2016.

15. OPERATING RISKS

The Companies’ operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Companies’ results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Companies’ sales, purchases and expenses are denominated in RMB and all of the Companies’ assets and liabilities are also denominated in RMB. The RMB is not freely convertible into foreign currencies under the current law. In China, foreign exchange transactions are required by law to be transacted only by authorized financial institutions. Remittances in currencies other than RMB may require certain supporting documentation in order to effect the remittance.

16. SUBSEQUENT EVENT

Reverse Merger

On May 13, 2015, Yinhang US and its stockholders entered into and closed a share exchange agreement, with Bison Petroleum, Corp (“Bison”), pursuant to which Bison acquired 100% of the issued and outstanding capital stock of Yinhang US in exchange for a total of 758,116,665 shares of Bison’s common stock. After giving effect to the Share Exchange, Bison had outstanding 800,000,000 shares of common stock, representing all of Bison’s authorized shares of common stock.

As a result of the Share Exchange, Yinhang US and its subsidiaries became Bison’s wholly-owned subsidiaries, which in turn Bison owns all of the outstanding capital stock of HSJ, UKT and Qianxian Media.

Prior to the reverse merger between Yinhang US and Bison, Yong Xu, Yahong Zhao, and Yinghua Zhang owned approximately (i) 53.74%, 14.72% and 5.15%, respectively, or a total of 73.61%, of the outstanding shares of Yinhang US, (ii) 73%, 20% and 7%, respectively, or a total of 100%, of the equity interests in each of HSJ, UKT and Qianxian Media, and (iii) 43.72%, 11.98% and 4.20%, respectively, or a total of 59.89%, of Bison’s outstanding shares.

The acquisition of Yinhang US was accounted for as a recapitalization effected by a share exchange, wherein Yinhng US is considered the acquirer for accounting and financial reporting purposes with no adjustment to the historical basis of its assets and liabilities. Yinhang US’s shareholders become the majority shareholders and have control of the Company and, Bison was a non-operating public shell prior to the acquisition. As a result of the acquisition of Yinhang US, Bison is no longer a shell company. Pursuant to Securities and Exchange Commission (“SEC”) rules, the merger or acquisition of a private operating company into a non-operating public shell with nominal net assets is considered a capital transaction in substance, rather than a business combination. Accordingly, no pro forma financial information was presented since it is a recapitalization of Yinhang US.

The following chart shows the Company’s current corporate structure:

Bison Petroleum, Corp. (a Nevada corporation)

100%

Yinhang (Hong Kong) Internet Technologies Development Limited (HK) (“Yinhang HK”)

100%

Huashang Wujie (Beijing) Internet Technology Co., Ltd. (PRC) (“Huashang” or “WFOE”)

VIE Contractual Arrangements

Beijing Huashangjie Electronic Business Service Co., Ltd. (PRC) (“Huashangjie”)	Beijing UKT Investment Management Co., Ltd. (PRC) (“UKT”)	Beijing Qianxian Media Advertising Co., Ltd. (PRC) (“Qianxian Media”)

Reverse Stock Split

On June 11, 2015, the amendments to the Company’s Articles of Incorporation authorizing the Name Change and the Recapitalization of the Company’s capital stock, including a one-for-one hundred (1-for-100) Reverse Stock Split for the Company’s outstanding shares of common stock, were unanimously approved by the Board of Directors and by holders of 542,376,000 shares of the Company’s common stock, representing approximately 67.80% of the 800,000,000 outstanding shares of the Company’s common stock on that date, by written consent of stockholders in lieu of a special meeting of stockholders.  In accordance with Regulation 14C, the certificate of amendment effecting the Name Change and the Recap, including the Reverse Stock Split, will not be become effective prior to the 21st day after this Information Statement is mailed to shareholders of record as of the Record Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BISON PETROLEUM, CORP.

Date: July 23, 2015	By:	/s/ Yahong Zhao
Yahong Zhao Chief Executive Officer (Principal Executive Officer

	By:	/s/ Changqing Liu
Changqing Liu Chief Financial Officer (Principal Financial Officer)